Exhibit 99.1

EMPLOYEE Q&A #2

Acquisition of ISTA Pharmaceuticals

1.	Why is there not a variable for time of service worked in the severance plan?

A.	Our severance plan is based on competitive information obtained from our outside compensation consultant and determined to be at or above market for each level of payment. We also do not structure our rewards or recognition around service time.

2.	How long will B+L honor our severance package?

A.	Six months from the day the deal closes.

3.	If after the transition, we work for B+L for a period of time (e.g. one year) and then are laid off, is the severance package still in place? How long will the severance package still be in place?

A.	The ISTA severance package is in place 6 months after the close of the deal. After that, as a B+L employee, you would be subject to their policies and benefits. We will learn more from B+L on the details of their benefit plans at a future date.

4.	Will the cash severance be paid in a lump sum?

A.	Yes, we plan to pay severance as a lump sum.

5.	How will our severance be taxed?

A.	In the near future, a Q&A will address your severance tax questions. We need time to research it thoroughly.

6.	Do we know whether employees will be laid off immediately after the close of the deal?

A.	The transition/ integration team for combining the businesses is just starting its work. At this time, we do not know which employees will be impacted. We will let you know as soon as we know more and are able to share the information with you.

7.	After the acquisition takes place, and if B+L has offered us a position, will we be able to choose the severance package as an option?

A.	If you are offered a comparable position under B+L, you will not be offered a severance package. You will receive your stock option, ESPP and, if you have them, restricted stock proceeds, because they will be cashed out at the close, but you must actually lose your job as the result of the acquisition to be eligible for severance.

8.	If we are kept on after the acquisition, will we keep service time, or start from Day 0?

A.	ISTA employees will be grandfathered into B+L’s benefits plans, meaning your years of service will be used to determine any “service-related” benefits, such as vacation time, vesting for the 401k and other B+L benefit plans.

9.	What about our current vacation time? Would that roll over to B+L if we are kept on, or will that be paid out, or should we take it?

A.	Currently, and until the close of the deal, you can take your vacation by just putting in the request via an ISTA “TIME OFF REQUEST” form or email and have it signed/approved by your manager. You can also submit a request to cash out accrued vacation time by filling out the “TIME OFF REQUEST” form and having both your manager and HR approved it. You may not cash out more than 80 hours in one year. If you are laid off, any unused vacation will be paid upon termination. If you are not laid off, we do not yet have information from B+L on their plans for rolling over or paying out benefits.

10.	This is a challenging and emotional time. It would be helpful to get some counseling on career changes, financial concerns, etc. What is available?

A.	We have a work-life balance employee assistance program. It is available toll-free 24 hours a day through our provider UNUM:

Phone Access:

English: 1-800-854-1446

Spanish: 1-800-858-2147

TTY/TTD: 1-800-999-3004

Online Access:

This information is located in Benetrac under “resource library” / UNUM Provident “Work-life Balance Flyer” or “Work-life Brochure and Wallet Card”

11.	Do I get my 2012 corporate bonus if B+L does not hire me?

A.	No

12.	Should I keep doing xyz (there were multiple questions on this)?

A.

We need to deliver on all of the goals and targets we outlined for shareholders and B+L. So please stay focused on running the business in the ordinary course. We do expect that some projects may be impacted or delayed to make the transition to B+L go more smoothly. Please discuss your current assignments, planned spending, new or renewals for vendor contracts and goals for 2012 with your manager for direction. To be sure we are meeting all the covenants of our acquisition agreement with B+L, we should not be entering into new contracts at this time without prior approval from an Executive Team member or Carmen McCormick.

13.	Is ISTA going to ask B+L to supplement our months severance?

A.	No. ISTA’s severance program was accepted by B+L during the acquisition negotiations.

14.	How do I file a claim with unemployment?

A.	Below is the basic information for unemployment in California and a link to the EDD. We will be working on a list for other states for the next set of Q&As:

Wages to Establish a Claim go to http://www.edd.ca.gov

Employers report wages to the Department for each employee. The Department uses this information to decide if an individual earned enough wages in a base period to establish a UI claim. A base period is a specific 12-month period. For example, if a claimant files a claim that begins in April, May, or June, the claim is calculated based on wages paid to the claimant between January 1 and December 31 of the prior year.

The minimum weekly benefit amount is $40 and the maximum weekly benefit amount is $450. For more information about how the Department calculates a UI claim, review A Guide to Benefits and Employment Services, DE 1275A, and the California Employer’s Guide, DE 44.

15.	Are we still moving forward with the new CRM iPad application?

A.	Yes, we will continue moving forward with the iPads.

16.	Are there any changes to the field top performers “President’s Club” and “Circle of Excellence” trip? I know it’s “business as usual” but just wanted to make sure.

A.	Everything remains the same. We are rewarding and celebrating outstanding performances for 2011.

17.	Will we still have our reviews/merit increases in April as originally planned?

A.	Yes—the April review/merit increases for the Territory Managers will occur as planned. All other employees received their reviews, salary increases and bonuses in February.

18.	I had a question concerning my ESPP. I just wanted to clarify that there will be a purchase period still in effect up until the closing of the deal. Can I max out my ESPP contribution until the closing of the deal?

A.	The ESPP Purchase period started on January 1. If you’re not in the plan, you cannot join now. Next purchase period does not start until 7/1/12 (and the transaction may be closed by then).

•

The purchase price is the lower of beginning of period (which was $7.03) or end of period, reduced by 15%. Based on the current situation and B+L offer, the shares will most likely be purchased at $5.98.

•	You can contribute a maximum of 15% of your gross pay (excluding bonus) in each purchase period. You can make changes to contributions at any time.

•	The maximum number of shares that can be purchased in each period is 1,000. Any excess contributions will be refunded to you.

•	You can make any changes to your contribution through your E*Trade account.

19.	Will the trading window open so we can sell if we want to now?

A.	We are subject to the same rules as before. We are currently in a quiet period (at the end of a calendar quarter) and will open the window after we report earnings in early May. The window currently is open for Territory Managers not in possession of material inside information

20.	If the stock price goes above $9.10 before the close of the deal, can I sell my stock that has already vested or restricted stock?

A.	First, you are still subject to the same trading window rules as before. So, if the window is closed, as it is now, you cannot trade any of your shares (unless you are a TM not in possession of material inside information). Once the window opens, you can trade your stock. Because the official offer from B+L is $9.10, it is not likely that the stock will trade above that number.

21.	If the deal closes, will I get paid $5.35 multiplied by the # of shares granted late last year, or will deductions be taken from that payout?

A.	In terms of your stock options granted this past November: Those options were granted at $3.75 per share. You subtract $3.75 a share (your option exercise price) from $9.10 a share (the B+L offer price) and get $5.35. You multiply $5.35 times the number of options you were granted to calculate your gross payout before taxes. From your gross payout, any applicable taxes will be withheld. We are working with our tax advisors at this time and will share more details on withholding tax in a future Q&A.

22.	I noticed there were more than 29 million ISTA shares traded Tuesday. Is it just a normal rearranging of shares with this kind of announcement? I am curious how the financial side of this works.

A.	There was HUGE volume in the stock on Tuesday and Wednesday after the announcement. In two days, more than 43 million shares traded and we only have 42 million shares outstanding. A lot of longer-term holders and arbitrage firms took advantage of price above $9.00 to sellout. Other short-term firms (such as hedge funds and day traders) bought, planning to benefit from the several cents upside when the deal closes. Brokers who had sell orders from clients, filled them and now hold the shares themselves in order to maintain liquidity in the stock. Also, people who had shorted the stock had to buy their shares on the upswing. In essence, our shareholder base almost completely changed in 48 hours, which is typical when a company is acquired.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

ISTA plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about ISTA, Bausch + Lomb, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by ISTA through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from ISTA by contacting Investor Relations at 949-789-3159 or jherbert@istavision.com.

ISTA and Bausch + Lomb and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ISTA’s stockholders with respect to the transactions contemplated by the merger agreement. Information regarding ISTA’s directors and executive officers is contained in ISTA’s Annual Report on Form 10-K for the year ended December 31, 2011, its proxy statement dated November 1, 2011, and its Current Report on Form 8-K filed December 6, 2011, which are filed with the SEC. As of February 24, 2012, ISTA’s directors and officers beneficially owned approximately 5,481,128 shares, or 13.10%, of ISTA’s common stock. Additional information regarding the interests of the participants in the solicitation of proxies in connection with the transaction will be included in the Proxy Statement.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between Bausch + Lomb and the Company, the expected timetable for completing the transaction, future operations and employment opportunities, benefits and synergies of the transaction, and any other statements about Bausch + Lomb or the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the ability to consummate the transaction, and the other factors described in the Company’s

Annual Report on Form 10-K for the year ended December 31, 2011 and its most recent quarterly report filed with the SEC. Bausch + Lomb and the Company disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.